EXHIBIT 3.1


                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION

                                       OF

                            PEOPLE'S LIBERATION, INC.


         The undersigned, Darryn Barber, Chief Financial Officer and President of People's Liberation, Inc., a corporation organized and existing by virtue of the General Corporation Law (the "GCL") of the State of Delaware, does hereby certify pursuant to Section 103 of the GCL as to the following:

         1. The name of the corporation is People's Liberation, Inc. The original name of the corporation is Philco Financial Management Corp., and the original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on December 29, 1982.

         2. The Certificate of Incorporation of this corporation shall be amended and restated to read as follows:

         FIRST. The name of this Corporation is: People's Liberation, Inc.

         SECOND. The street address of the registered office of the Corporation is 32 West Loockerman Street, #201, City of Dover, County of Kent, Delaware l9904, and the name of its registered agent at such address is Registered Agent Solutions, Inc.

         THIRD. The nature of the business of this Corporation and the objects or purposes proposed to be transacted, promoted or conducted by it are to engage in and transact a financial services business in any and all of its branches in the United States and throughout the world; and to engage in any other lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware. The foregoing shall be construed both as objects and powers, and the foregoing enumeration of specific powers shall not be held to limit or restrict in any manner the powers of this Corporation.

         FOURTH.

         A.       CAPITAL STOCK.

         The aggregate number of shares of all classes of stock which the Corporation shall have authority to issue is 160,000,000 shares, of which 150,000,000 shares shall be classified as common stock, $0.001 par value per share ("Common Stock"), and 10,000,000 shares shall be classified as preferred stock, $0.001 par value per share ("Preferred Stock").

         B. AUTHORIZATION OF BOARD OF DIRECTORS TO ESTABLISH SERIES OF PREFERRED STOCK AND FIX CONSIDERATION THEREFORE.

         The board of directors is hereby expressly authorized, within the limitations and restrictions stated herein from time to time, by resolution:

         (i)      to divide the Preferred Stock into series;


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         (ii)     to fix the consideration for which such Preferred Stock shall be issued;

         (iii)    to  determine  the voting  powers of each series of  Preferred
                  Stock;

         (iv)     to  determine   and  fix  the  number  of  shares  which  will
                  constitute any series of Preferred Stock and the distinctive designation of each series;

         (v) to make any series of Preferred Stock subject to redemption at such time or times and at such price or prices as shall be stated and expressed in such resolution;

         (vi) to determine whether or not the shares of such series shall be subject to the operation of a retirement or sinking fund and, if so subject, the extent to and the manner in which it shall be applied to the purchase or redemption of the shares of such series and the terms and provisions relative to the operation thereof;

         (vii) to fix the rights of the holders of shares of each series of the Preferred Stock to receive dividends at such rates, on such conditions and at such times as shall be stated and expressed in the resolution and whether payable in preference to, or in relation to, the dividends payable on any other class or classes of stock or other series of the same class and whether cumulative or non-cumulative as shall be so stated and expressed;

         (viii) to fix the rights of the holders of shares of each series of the Preferred Stock upon the dissolution of, or upon any distribution of the assets of, this Corporation;

         (ix) to make any series of Preferred Stock convertible or automatically converted into or exchangeable for shares of any other class or classes or of any other series of the same or any other class or classes of the stock of this Corporation at such price or prices or at such rates of exchange and with such adjustments as shall be stated and expressed in such resolution; and

         (x) to determine whether or not the shares of any series shall be subject or entitled to any other preferences, and relative, participating, optional or other special rights and qualifications, limitations or restrictions which shall be stated and expressed in such resolution and which shall not be inconsistent with the terms and. provisions of this Article Fourth.

         C.       RANK.

         Each series of Preferred Stock shall have such preferences as to dividends and assets and amounts distributable on liquidation, dissolution or winding up or otherwise as shall be declared by such resolution or resolutions establishing such series.

         D.       DIVIDENDS.

         (i) The holders of Preferred Stock shall be entitled to receive cash dividends when and as declared by the board of directors at such rate per share per annum, cumulatively if so provided, and with such preferences, as shall have been fixed by the board of directors, and not more, before any dividends shall be declared or paid upon or set apart for the Common Stock or any other class of stock ranking junior thereto, and such, dividends on each series of Preferred Stock shall cumulate, if at all, from and after the dates fixed by the board of directors with respect to such cumulation. Unpaid cumulated dividends shall bear no interest.


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         (ii)     If dividends on any shares of Preferred Stock are not declared in full, then such dividends as are declared shall be declared ratably on all shares of stock of each series of equal preference in proportion to the respective unpaid cumulative dividends, if any, to the end of the then current dividend period. No ratable distribution shall be made with respect to any series until cumulative dividends in full have been declared and paid on any series standing senior in preference.

         (iii) Unless dividends on all outstanding shares of Preferred Stock having cumulative dividend rights shall have been fully paid for all past quarterly dividend periods and the full dividends thereon for the quarterly dividend period current at the time shall have been paid or declared and funds set apart therefor, and unless all required sinking fund payments, if any, shall have been made or provided for, no dividend (except a dividend payable in Common Stock) shall be paid upon or declared or set apart for the Common Stock.

         (iv) Subject to the foregoing provisions, the board of directors may declare and pay dividends on the Common Stock, to the extent permitted by law.

         E.       LIQUIDATION OR DISSOLUTION.

         (i) In the event of any liquidation or dissolution or winding up of this Corporation (hereinafter referred to as "liquidation") the holders of Preferred Stock shall be entitled to receive in cash, out of the assets of this Corporation, full payment of the applicable liquidation preference fixed for each series pursuant to paragraph B above, together with unpaid cumulative dividends thereon to the date of liquidation, and no more.

         (ii) If upon liquidation the assets of this Corporation available for distribution to stockholders shall be insufficient to permit the payment in full of the preferential amounts payable to the holders of Preferred Stock, then all assets shall be distributed ratably among the holders of all shares of stock of each series of equal preference in proportion to the respective amounts that would be payable per share if such assets were sufficient to permit payment in full. No ratable distribution shall be made with respect to any series until distributions in full have been paid to the holders of all series standing senior in preference.

         (iii) After satisfaction of the preferential requirements of the Preferred Stock upon any liquidation of this Corporation, the holders of Common Stock shall be entitled to share ratably in the distribution of all remaining assets of this Corporation available for distribution.

         (iv) A consolidation or merger of this Corporation with or into any other corporation or corporations or the sale or conveyance (whether for cash, securities or other property) of all or substantially all of the assets of this Corporation as an entirety shall not be deemed or construed to be a liquidation of this Corporation for the purpose of the foregoing provisions of this paragraph E.


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         F.       VOTING RIGHTS.

         The holders of the Common Stock shall be entitled to one vote for each share held by them of record on the books of this Corporation. The holders of each series of Preferred Stock shall have such voting rights, if any, as shall be provided for in the resolution or resolutions of the board of directors establishing such series.

         FIFTH.

         A. NUMBER OF DIRECTORS. The authorized number of directors shall be not less than two nor more than 15 and the board of directors may, within the limits specified by this Article Fifth, increase or decrease the exact number of directors from time to time by resolution duly adopted by such board. No decrease in the number of directors shall have the effect of shortening the term of any incumbent director. The exact number of directors shall be four until so increased or decreased. In case of any increase in the number of directors, the additional directors may be elected by the shareholders at an annual or special meeting, as provided in the bylaws.

         B. CLASSES OF DIRECTORS. At the option of the board of directors, the directors shall be divided into three classes, designated Class I, Class II, and Class III as nearly equal in number as possible, and the term of office of directors of one class shall expire at each annual meeting of stockholder, and in all cases as to each director until his successor shall be elected and shall qualify or until his earlier resignation, removal from office, death or incapacity. Additional directorships resulting from an increase in the number of directors shall be apportioned among the classes as equally as possible. In the event of classification hereunder, at each annual meeting of stockholders the number of directors equal to the number of directors of the class where term expires at the time of such meeting (or, if less, the number of directors properly nominated and qualified for election) shall be elected to hold office until the third succeeding annual meeting of the stockholders after their election.

         C. VACANCIES. In case of any increase in the number of directors, the additional directors may be elected by the board of directors to hold office until the next election of directors or of the class for which such directors shall have been chosen and until their successors are elected and qualified. In case of vacancies in the board of directors, a majority of the remaining members of the board may elect directors to fill such vacancies to hold office until the next election of directors or of the class for which such directors shall have been chosen and until their successors are elected and qualified.

         D. DIRECTOR LIABILITY. No director shall have personal ability to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not eliminate or limit the liability of a director (i) for, any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the Delaware General Corporation law or (iv) for any transaction from which the director derived an improper personal benefit.

         SIXTH. Intentionally omitted.

         SEVENTH. The amendment or repeal of Articles Fifth, Seventh, Tenth and paragraph F of Article Fourth of this Amended and Restated Certificate of Incorporation shall require the approval of the holders of shares representing at least 80% of the shares of this Corporation entitled to vote in the election of directors, voting as one class.


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         EIGHTH. Intentionally omitted.

         NINTH. In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized to make, alter, amend or repeal the bylaws of this Corporation, without any action on the part of the stockholders, by the affirmative vote of at least two-thirds of the directors of this Corporation, which shall include the affirmative vote of at least one director of each class of the board of directors, if the board shall then be divided into classes. The bylaws may also be altered, amended or repealed by the affirmative vote of the holders of shares representing at least 80% of the shares of this Corporation entitled to vote in the election of directors, voting as one class.

         TENTH. This Corporation may in its bylaws confer powers upon its board of directors in addition to the foregoing and in addition to the powers and authorities expressly conferred upon them by the laws of the State of Delaware.

         ELEVENTH. The stockholders and board of directors shall have power, if the bylaws so provide, to hold their meetings and to keep the books of this Corporation (except such as are required by the law of the State of Delaware to be kept in Delaware) and documents and papers of this Corporation outside the State of Delaware, and to have one or more offices within or without the State of Delaware at such places as may be designated from time to time by the board of directors.

         TWELFTH. All of the powers of this Corporation, insofar as the same may be lawfully vested by this Restated Certificate of Incorporation in the board of directors, are hereby conferred upon the board of directors of this Corporation.

         The foregoing Amended and Restated Certificate of Incorporation has been duly adopted by this corporation's Board of Directors and stockholders in accordance with the applicable provisions of Sections 222, 242 and 245 of the Delaware General Corporation Law.

         IN WITNESS  WHEREOF,  the Chief Financial  Officer and President of the
Corporation  hereto  has  caused  this  Amended  and  Restated   Certificate  of
Incorporation to be duly executed as of July 15, 2008.

                                 /S/ DARRYN BARBER
                                 ------------------------------------------
                                 Darryn Barber, Chief Financial Officer and
                                 President